Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Encana Corporation’s Registration Statement (No. 333-188758) on Form S-8 of our report dated June 11, 2018 relating to the Statement of Net Assets Available for Benefits, and the related notes as of December 31, 2017 of the Encana (USA) Retirement Plan, which appears in this Form 11-K for the year ended December 31, 2018.

/s/ EKS&H LLLP

Denver, Colorado

June 24, 2019